Exhibit 10.3

Cooperation Agreement on Sales Commission

Party A:	Qilun Culture Development (Shenzhen) Co.
Legal representative:	Li Ruowen
Address:	2201 Modern Commercial Building
No. 3038 Jintian Road
Gangxia Community
Futian Street
Futian District
Shenzhen
Guangdong Province
China
Tel:	0755-28687900

Party B:	Shenzhen Yuanheng Culture and Art Creative Co.
Legal representative:	Yang Jingxia
Address:	1905 West Block
Peng Runda Commercial Plaza
No. 3368 Hou Binhai Road
Haizhu Community
Yuehai Street
Nanshan District
Shenzhen
Tel:	1882-6514411

Party A, in the spirit of equality and mutual benefit, the principle of common development, after friendly consultation between Party A and B, in order to clarify the relationship between the rights and obligations of the two sides, reached the following Agreement:

I. Scope of sales:

1. Party A produces artwork and cultural and creative products, including but not limited to artwork, fine art, books, clothing and apparel, office supplies, etc.

2. Sales area:

II. Mode of cooperation:

Party B provides Party A with intermediary services for the sale of artworks and cultural and creative products produced by Party A. After Party B has completed the sales service, Party A shall choose one of the following settlement methods in accordance with item 1 or 2, which cannot be applied at the same time or calculated repeatedly.

1. Party A shall pay Party B 8% of the actual amount of payment received by Party A from Party B after Party B has completed the sales service and it has gone smoothly.

2. Party B will purchase Party A’s goods directly at the channel price, and then Party B will sell them to the buyer at the market guide price confirmed by Party A. Party A will not return the sales commission to Party B. (Specific channel price Party A will inform Party B separately in writing according to different commodity categories)

III. The agreement period.

As agreed by both parties, the cooperation period of this agreement is one year, i.e. from November 23, 2021 to November 22, 2022. Either party shall have the right to give notice of renewal to the other party within one month prior to the expiration of this agreement, otherwise the agreement will be terminated upon expiration.

IV. Payment method

1.	Party A will provide a public bank account, and Party B will pay Party A according to the agreed time.

Party A’s bank account number:

Account name:	Qilun Culture Development (Shenzhen) Co.
Bank of account:	China Merchants Bank Shenzhen Branch
Shennan Zhong Road Sub-branch
Account number:

2.	Party B will provide the public bank account, and Party A will pay the money to Party B according to the agreed time and commission ratio.

Party B’s bank account number:

Account name:	Shenzhen Yuanheng Culture and Art Creative Co.
Bank of account:	Shenzhen Shekou Sub-branch of Minsheng Bank
Account number:

V. Rights and Obligations of both Parties

1.	Party A’s rights and obligations:

1.1 Party A warrants that the products are in conformity with relevant technical specifications and acceptance standards.

1.2 Party A shall pay Party B’s commission of the previous month to the account designated by Party B before the 5th day of each month.

1.3 Party A shall only pay Party B the business commission, and all other expenses incurred by Party B to facilitate the conclusion of the Contract shall be borne by Party B.

1.4 During the term of this Agreement, if Party A enters into a sales contract with a customer introduced by Party B without authorization, Party A shall pay Party B the corresponding commission fee.

2.	Party B’s rights and obligations:

2.1 Party B has the right to know the information provided, the artwork and the basic information of the cultural creation.

2.2 Party B will take the natural month as the unit, and account with Party A on the last day of the end of each month for the actual sales amount of the month. Amount.

2.3 Party B shall conscientiously perform the matters entrusted by Party A and personally complete the affairs entrusted to Party B.

2.4 According to professional knowledge and working experience, Party B will inform Party A truthfully of the third party situation and report the handling of the entrusted matters in a timely manner and timely report on the handling of entrusted matters.

2.5 Party B shall have the obligation of confidentiality for the commercial secrets of Party A that Party B comes into contact with during the cooperation or learns through other channels. Without Party A’s prior written permission, Party B shall not disclose them to third parties.

VI. Liability for breach of contract

Party B shall pay Party A liquidated damages equal to the total price stipulated in this contract for the following breaches, and shall also compensate Party A for the losses caused by the breach, including the direct and indirect losses of Party A.

1.	Party B violates the obligation of confidentiality.
2.	If Party B violates the provisions of Article 5, paragraph 1, item 2 of this contract.
3.	If Party B is late in paying the commission to Party B, Party A shall pay Party B liquidated damages at the interbank lending rate for the same period.

VII. Exclusion of implied relationship

1. The relationship between A and B is a sales intermediary relationship arising from this contract item, and does not give rise to any agency, authorization, cooperation, association, affiliation, partnership, other than the sales intermediary relationship. There is no agency, authorization, cooperation, association, affiliation, partnership, etc. other than the sales intermediary relationship.

2. Party B and Party A do not constitute a labor relationship as a result of the performance of this contract. All social insurance (including pension insurance, medical insurance, unemployment insurance, work injury and maternity insurance, etc.) during the performance of this contract shall be borne by Party B itself.

3. The personal safety and property safety of Party B during the execution of the agreement shall be Party B’s own responsibility, and Party A shall not bear any responsibility. Party A will not bear any responsibility.

VIII. Dispute resolution and jurisdiction

If the parties dispute over matters related to this contract, they should first resolve it through friendly consultation; if the consultation fails, either party may file a lawsuit to the People’s Court with jurisdiction in Party A’s domicile.

IX. Other Agreements

If the unit price of the contract is too low, resulting in Party A’s limited profit margin, the two sides will negotiate the commission ratio and sign a supplementary agreement. Supplementary agreements are an integral part of this contract and have the same legal effect as this contract.

X. This contract shall be established and effective from the date of signing by both parties. The contract is in two copies, one for each party, with the same legal effect.

Party A seal:	Party B seal: